Exhibit 99.1

Sierra Pacific Resources Announces Resignation of Director

Las Vegas, Nev. – Sierra Pacific Resources (NYSE:SRP) today announced that Dennis E. Wheeler has resigned as a member of the company’s board of directors.

Wheeler, 61, chairman of the board and chief executive officer of Idaho-based Coeur d’Alene Mines Corporation, had served on Sierra Pacific’s board since 1990.

“My resignation, reached after serious deliberation, is based on my belief that I do not have a sufficient amount of time available to effectively perform the responsibilities of board membership,” Wheeler said. “ The present opportunities and resulting time commitment associated with my responsibilities as chairman of Coeur d’Alene have significantly increased and led me to this decision.”

Walter Higgins, chairman and CEO of Sierra Pacific Resources, said, “Dennis Wheeler’s important contributions to our company during both good and difficult times over many years have been, and are, greatly appreciated by me personally, as well as our board and management team. He was always an active and conscientious board member, most recently serving as chairman of the audit committee. We certainly understand the time constraints that led him to this decision. Dennis will be missed and we wish him the very best.”

Sierra Pacific Resources now has eight board members that include seven independent outside directors.

Headquartered in Nevada, Sierra Pacific Resources is a holding company whose principal subsidiaries are Nevada Power Company, the electric utility for most of southern Nevada, and Sierra Pacific Power Company, the electric utility for most of northern Nevada and the Lake Tahoe area of California. Sierra Pacific Power Company also distributes natural gas in the Reno-Sparks area of northern Nevada. Other subsidiaries include the Tuscarora Gas Pipeline Company, which owns 50 percent interest in an interstate natural gas transmission partnership and several unregulated energy services companies.